EX-99.1.c
DEAN WITTER REYNOLDS INC.
InterCapital Division
One World Trade Center, New York, NY 10048
(212) 938-4500
January 31, 1989
Mrs. Gertrude Michaels
Office of the Secretary of State
One Ashburton Place
Trusts, Room 1711
Boston, Massachusetts 02108

Re:	Allstate Municipal Income Opportunities Trust
Dear Mrs. Michaels:
     Please be advised that on December 29, 1988, John J. Scanlon resigned as Trustee of the Trust named above. Effective that day, the number of Trustees has been fixed at eight. Accordingly, the current Trustees of the Trust, and their addresses, are as follows:

John R. Haire	Robert M. Gardiner	Edward R. Telling
439 East 51st St:	Two World Trade Center	Sears, Roebuch and Co.
New York, NY 10022	New York, NY 10048	Sears Towers, 68th Floor
Chicago, IL 60684

Andrew J. Melton, Jr.	Paul Kolton	Jack F. Bennett
Five World Trade Center	401 Merritt 7	141 Taconic Road
New York, NY 10048	P.O. Box 5116	Greenwhich, CT 06831
Norwalk, CT 06856

Albert T. Sommers		John E. Jeuck
16 Bonnie Heights Road		5807 Dorchester Avenue
Manhasset, NY 11030		Chicago, IL 60637
     Please acknowledge receipt of this letter and enclosure on the enclosed copy of this letter and return it in the enclosed postage-stamped envelope.
Very truly yours,
/s/Marilyn K. Cranney
Marilyn K. Cranney
Vice President and
Assistant General Counsel
MKC/ajs/7253S
Enclosures

cc:  Sheldon Curtis